Exhibit 12




                       Ford Motor Company and Subsidiaries
                  CALCULATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                  -------------------------------------------
                                  (in millions)

                                                                 Nine               For the Years Ended December 31
                                                                 Months    ---------------------------------------------------------
                                                                 2004         2003        2002         2001        2000       1999
                                                              -----------  ----------  ----------   ----------  ---------   --------
Earnings
--------
Income before income taxes and cumulative effects
 of changes in accounting principles a/                        $ 5,171      $ 1,418     $ 1,050      $(7,324)    $ 8,400     $ 9,860
Less:  Equity in net (income)/loss of affiliates
        included in income before income taxes                    (193)        (155)        137          550          50           3
                                                               -------      -------     -------      -------     -------     -------
Adjusted income                                                  4,978        1,263       1,187       (6,774)      8,450       9,863
Adjusted fixed charges b/                                        5,896        8,381       9,618       11,187      11,153       9,403
                                                               -------      -------     -------      -------     -------     -------
  Earnings                                                     $10,874      $ 9,644     $10,805      $ 4,413     $19,603     $19,266
                                                               =======      =======     =======      =======     =======     =======

Combined Fixed Charges and Preferred Stock Dividends
----------------------------------------------------
Interest expense c/                                            $ 5,478      $ 7,706     $ 8,847      $10,830     $10,781     $ 9,092
Interest portion of rental expense d/                              381          438         370          323         296         250
Preferred Stock dividend requirements of
 majority owned subsidiaries and trusts                              -          190         353           55          55          55
                                                               -------      -------     -------      -------     -------     -------
  Fixed charges                                                  5,859        8,334       9,570       11,208      11,132       9,397
Ford Preferred Stock dividend requirements e/                        -            -          22           22          22          22
                                                               -------      -------     -------      -------     -------     -------
  Total combined fixed charges
   and Preferred Stock dividends                               $ 5,859      $ 8,334     $ 9,592      $11,230     $11,154     $ 9,419
                                                               =======      =======     =======      =======     =======     =======

Ratios
------
  Ratio of earnings to fixed charges                               1.9          1.2         1.1          f/          1.8         2.1
  Ratio of earnings to combined fixed
   charges and Preferred Stock dividends                           1.9          1.2         1.1          f/          1.8         2.0

Discontinued operations are excluded from all amounts.

- - - - -
a/   Income before taxes includes equity income from unconsolidated subsidiaries.
b/ Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and Preferred Stock dividend requirements of majority-owned subsidiaries and trusts.
c/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
d/   One-third of all rental expense is deemed to be interest.
e/ Preferred Stock dividend requirements of Ford Motor Company were increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
f/ Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.7 billion for ratio of earnings to fixed charges and $6.8 billion for ratio of earnings to combined fixed charges and preferred stock dividends.